EXHIBIT 99.2


THE COCA-COLA COMPANY
NEW RELEASE                                Media Relations Department
                                           P.O. Box 1734, Atlanta Georgia 30301
                                           Telephone (404) 676-2121

FOR IMMEDIATE RELEASE                      Contact:  Sonya Soutus
                                           (404) 676-2683



             THE BOARD OF DIRECTORS OF THE COCA-COLA COMPANY ELECTS
        DON KEOUGH AS DIRECTOR; INCREASES ANNUAL DIVIDEND BY 14 PERCENT;
                    REVISES RETIREMENT POLICY FOR DIRECTORS;
                             AND ELECTS TWO OFFICERS
        ----------------------------------------------------------------

     ATLANTA, February 19, 2004 - Douglas N. Daft, chairman and chief executive officer of The Coca-Cola Company today announced that the Company's Board of Directors has elected Donald R. Keough as a Director.

     Mr. Daft said: "I know of no one who more thoroughly understands, respects and appreciates the historic strategies, relationships, and product and brand recognition throughout the world that have made The Coca-Cola Company a formidable global competitor and one upon which our customers, consumers, bottlers and share owners can and do rely. That is why I have always sought and been guided by Don's wisdom.

     "I am pleased to welcome him back onto the Board, and look forward to working more closely with him on behalf of our great company. The issues and opportunities we face are significant, and so we will benefit greatly from his increased participation."

     Mr. Keough said: "I have always had a deep and abiding love for this great enterprise which brings refreshment to millions. I look forward to helping build upon the enviable strengths of the entire Coca-Cola system to realize the boundless potential of Coca-Cola."

     James D. Robinson III, chairman of the Committee on Directors of the Board of Directors, said: "Don Keough has always served The Coca-Cola Company with great distinction. It is right and fitting that his insights and wisdom be represented on the Board and we are delighted he has agreed to join us."

                                    - more -

     Mr. Keough is currently chairman of the board of Allen & Company Incorporated, a New York investment banking firm. He was elected president, chief operating officer and a director of The Coca-Cola Company in 1981. Mr. Keough retired as president, chief operating officer and a director of the Company in April 1993 and he was then appointed advisor to the Board. In addition, from 1986 to 1993, he served as chairman of the Board of Coca-Cola Enterprises, Inc. Mr. Keough currently serves on the boards of Berkshire Hathaway Inc., IAC/InterActiveCorp, YankeeNets LLC and Convera.

     The Board of Directors also approved the Company's 42nd consecutive annual dividend increase, a 14-percent increase of the quarterly dividend from 22 cents to 25 cents per common share. This is equivalent to an annual dividend of $1 per share, up from 88 cents per share in 2003.

     The increase underscores the Company's history of building and delivering increased value to share owners and reflects the Board of Directors' confidence in the Company's long-term cash flow generation characteristics.

     The dividend is payable April 1, 2004, to share owners of record as of March 15, 2004.

     Separately, the Board of Directors today revised the Company's retirement policy for Directors. The change will require Directors who reach the age of 74 to submit a letter of resignation to the Board. These letters of resignation will be reviewed and considered by the Board at the time of their submission and annually thereafter. Previously, Directors were not permitted to stand for election to the Board once they reached age 74.

     The Board of Directors also elected Geoff Kelly as senior vice president and Barclay Resler as vice president of the Company.

     Mr. Kelly is Chief Deputy General Counsel of the Global Legal Function.
He began his career with the Company in 1970 as legal department manager in Sydney. During his 34-year career with the Company, Mr. Kelly has held positions of increasing responsibility, including senior attorney of The Coca-Cola Export Corporation, senior counsel for the Pacific Group and senior counsel for the Middle and Far East Group. In 2000, Mr. Kelly was elected vice president of the Company and senior counsel of International Operations and was later promoted to Deputy General Counsel for Africa, Asia & Europe. In 2003, he

                                    - more -
was appointed to his current position. Mr. Kelly obtained a law degree from the University of Sydney.

     Mr. Resler is vice president of Government and Public Affairs. He joined the Company in 1980 as senior executive staff representative in Government Relations. In 1987, Mr. Resler established the Company's government affairs office in Washington, D.C., to coordinate activities related to the legislative and regulatory process on a Federal level. He was promoted to his current position in 2001. Prior to joining the Company, Mr. Resler served as a legislative aide in the U.S. House of Representatives, and previously worked with the Can Manufacturers' Institute and Aluminum Association. Mr. Resler graduated with a bachelor's degree in social sciences from the University of Nebraska.

     The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola, recognized as the world's best-known brand, the Company markets four of the world's top five soft drink brands, including diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks. Through the world's largest distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.
           -----------------

                                       ###

Note to editors: High-resolution photos to accompany this story can be found in the Image Gallery at www.coca-cola.com.
                     -----------------